EXHIBIT 11
                                      FIRST FINANCIAL CORPORATION
                                   COMPUTATION OF EARNINGS PER SHARE


                                                             For The
                                                        Three Months Ended
                                                             March 31,
                                                         1994        1993
                                                       (In thousands, except
                                                           per share data)

PRIMARY EARNINGS PER SHARE

Net income                                              $12,280     $ 9,549

Shares:

  Weighted average common shares
   outstanding                                           24,555      23,350
  Shares from assumed exercise of options
   (as determined by the treasury stock
   method)                                                  739         305
  Common and common equivalent shares                    25,294      23,655

Primary Earnings Per Common Share                       $   .49     $   .40


FULLY DILUTED EARNINGS PER SHARE

Net income                                              $12,280     $ 9,549

Shares:

  Weighted average common shares outstanding             24,555      23,350
  Shares from assumed exercise of options
   (as determined by the treasury stock
   method)                                                  744         701
  Common and common equivalent shares                    25,299      24,051


Fully Diluted Earnings Per Common Share                 $   .49     $   .40